EXHIBIT 12

                  SOUTHERN NATURAL GAS COMPANY AND SUBSIDIARIES

                        Computation of Ratios of Earnings
                   from Continuing Operations to Fixed Charges
                              Total Enterprise (a)




                                      Nine Months Ended Sept 30,                               Years Ended December 31,


                                            1996           1995            1995        1994         1993         1992        1991
                                            ----           ----            ----        ----         ----         ----        ----

                                                                                              (In Thousands)

Earnings from Continuing Operations:
   Income (loss) before income taxes     $108,319       $110,352        $134,124    $ 76,098     $127,617     $126,691    $119,326
   Fixed charges (see computation below)   34,733         36,349          49,679      48,385       59,171       49,131      46,596
                                          -------       --------        --------    --------     --------     --------    --------


Total Earnings Available for Fixed
   Charges                               $143,052       $146,701        $183,803    $124,483     $186,788     $175,822    $165,922
                                         ========       ========        ========    ========     ========     ========    ========


Fixed Charges:
   Interest expense before deducting
   interest capitalized                  $ 33,049       $ 34,206        $ 46,859    $ 45,900     $ 56,599     $ 46,298    $ 42,957
   Rentals(b)                               1,684          2,143           2,820       2,485        2,572        2,833       3,639
                                           ------       --------        --------    --------     --------     --------    --------


                                         $ 34,733       $ 36,349        $ 49,679    $ 48,385     $ 59,171     $ 49,131    $ 46,596
                                         ========       ========        ========    ========     ========     ========    ========


Ratio of Earnings to Fixed Charges            4.1            4.0             3.7         2.6          3.2          3.6         3.6
                                             ====       ========        ========    ========     ========     ========    ========





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(a) Amounts  include  the  Company's  portion of the  captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.